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                                                                 EXHIBIT 4.3



                               October 13, 1999



To Each of the Purchasers Named
In the Amended and Restated Note
Purchase Agreements dated as of
October 12, 1999 with Birmingham
Steel Corporation referred to below:


     RE: (i) Amended and Restated Note Purchase Agreement - $130,000,000, 10.03% Senior Notes Due December 15, 2005; (ii) Amended and Restated Note Purchase Agreement - $76,000,000, 9.71% Series A Senior Notes due December 15, 2002; $14,000,000, 9.82% Series B Senior Notes due December 15, 2005; $60,000,000, 9.92% Series C Senior Notes due December 15, 2005 (collectively, the "Note Purchase Agreements").

Ladies and Gentlemen:

     Reference is made to (a) the Note Purchase Agreements, and (b) the Limited Liability Company Agreement of American Iron Reduction, LLC ("AIR"), of which Birmingham Steel Corporation (the "Company") is a member, and to the DRI Purchase Agreement, Sponsor Performance and Indemnity Agreement, Equity Contribution Agreement, and other agreements and documents executed in connection with any of the foregoing (collectively, including the Limited Liability Company Agreement, the "AIR Documents"). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the AIR Documents or Note Purchase Agreements, as applicable.

     As a condition to your entering into the Waiver and Second Amendment to Note Purchase Agreement and Waiver and Third Amendment to Note Purchase Agreement, as applicable, the Company has agreed as follows with respect to the AIR Documents and the Company's rights and obligations thereunder:

     1. Neither the Company nor any Subsidiary of the Company will make any payment or transfer any asset at any time, pursuant to any of the AIR Documents or with respect to the purchase of DRI, that (i) is greater than the amount that the Company is required to pay, or (ii) is made prior to the time that it is due pursuant to the AIR Documents as in effect on the date hereof, except that (x) the Company may pay the purchase price for DRI that the Company would be obligated to pay under the DRI Purchase Agreement if the AIR facility were fully operational and Completion had occurred, whether or not the AIR facility is not yet fully operational or Completion has not yet occurred, and (y) the Company may from time to time advance to AIR, in

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accordance with prior practices of the Company, up to 50% of the expenses incurred in the ordinary course of AIR's business, if AIR does not have sufficient cash to pay such expenses and if such advances will be credited against each subsequent invoice and other amount owed by the Company to DRI until the amount of such advance is paid in full. The Company acknowledges that the business plan that it has delivered to you contemplates the Company having to make the payments referred to in the preceding sentence.

     2. Without the written consent of the Special Majority Holders, the Company will not enter into any agreement for the purpose or having the effect of terminating the Company's obligations under any of the AIR Documents or entering into a settlement of any such obligations or any agreement to pay any of the Company's obligations under any of the AIR Documents prior to the time that they would otherwise be payable under the AIR Documents, except that the Company may enter into an agreement to settle all of its obligations under the AIR Documents if the Company delivers to the Note Purchasers pro forma financial statements showing that (a) the Company, after giving effect to such settlement and/or payments, will have sufficient cash to pay all of its obligations as they become due, and (b) the Company will be in compliance and will remain in compliance with each of the financial covenants set forth in the Note Purchase Agreements.

     This letter is intended to constitute, and shall constitute, a "Security Document" (and accordingly a "Financing Document") under each of the Note Purchase Agreements, and any failure of the Company to carry out its agreements in this letter shall accordingly constitute an Event of Default under Section 10.1(d) of each of the Note Purchase Agreements upon the expiration of the 30 day grace period provided for therein. This letter will become effective in accordance with its terms upon the delivery of this letter in connection with the delivery of the Waiver Documents, without any requirement that any of you execute or acknowledge receipt of this letter.

                                     Very truly yours,

                                     BIRMINGHAM STEEL CORPORATION



                                     By:
                                        -----------------------------------
                                        Its


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